Exhibit 99.1

AmREIT Announces Plan to Privatize the Company by Discontinuing Trading of Shares on the NYX

Embarks on Phase Two of Vision 2010 Strategic Plan to Achieve Growth on Irreplaceable Corners™

HOUSTON--(BUSINESS WIRE)--December 1, 2008--AmREIT (NYX:AMY), a Houston-based real estate company that has elected to be taxed as a real estate investment trust, today announced that its Board of Trust Managers has approved the privatization of the Company through withdrawal of its Class A common shares from listing on the NYSE Euronext Exchange (“NYX”, formerly the American Stock Exchange). The company has filed with the NYX its notice of withdrawal of listing of its shares and intends to file with the Securities and Exchange Commission a Notification of Removal from Listing on or after December 11, 2008. The company expects trading on the NYX to cease on or after December 19, 2008. At the time its Class A common shares discontinue trading, all AmREIT share classes will be non-traded and AmREIT will remain an SEC reporting company. The Company expects to continue paying dividends on all classes of its shares.

Commenting on the Company’s decision, H. Kerr Taylor, AmREIT’s Chief Executive Officer commented: “For several years we believe there has been a substantial disconnect between the underlying value of our portfolio of Irreplaceable Corner properties and the market price of our stock. As the founder and chairman of this company and a client with my own assets here at AmREIT and within our funds, I feel positive about our long-term future. We own some of the highest quality real estate in 3 of the top 7 job growth markets in the US. As previously announced, we have launched Vision 2010, a strategic plan that will allow us to create value for our shareholders. Phase one of the plan has been to make our platform more efficient by eliminating those areas in the company that have led to volatility. The goal of phase two is to simplify our capital structure and phase three will be to prepare our company for growth as the country emerges from the current financial crisis. During the past six months we took some difficult but necessary steps to become more efficient by eliminating two businesses within our company. Through these “phase one” steps we have cut our overhead by 50% and dramatically reduced our need for transactional income. This restructuring has created a more stable company with less volatile earnings and cash flow.”

Taylor further stated: “Now we must simplify our capital structure so we can access capital to fund growth and provide superior long-term returns to our investors. As an initial step in this process to benefit all shareholders, our Board has unanimously decided to privatize our company by discontinuing trading of our Class A shares on the NYX. As we complete phase two of Vision 2010 by simplifying our capital structure, and focusing on building value on Irreplaceable Corners, we believe we will be in a good position to create meaningful liquidity for all our shareholders. This may take the form of re-listing on a major stock exchange, bringing in large institutional investors and/or launching an IPO. All this, of course, will depend upon the ability of our nation to navigate the financial crisis that our country now faces.”

The publicly-traded shares have a float value of less than $13 million at the current price and extremely low trading volume where small orders disproportionately affect the price of our stock. We believe the value reflected in the Class A market price is a poor indicator of AmREIT’s intrinsic value, as the public float represents only approximately 20% of our total capital. We are also bearing ever-increasing hard and soft costs of being an exchange-traded REIT.

Taylor concluded: “AmREIT and its predecessors have weathered many financial storms in the past. Our properties are located in three of the top seven job growth markets in the US. Our management team is seasoned and has a track record of making prudent moves in difficult times. As a company with twenty-five years of experience, we are looking forward to taking advantage of the opportunities that will be afforded us as we emerge from this financial chaos.”

We encourage you to visit our website at www.amreit.com for more information on the Company, our Irreplaceable Corner portfolio and Vision 2010, including a pre-recorded company presentation and investor Q&A.

About AmREIT

AmREIT (NYX:AMY), is a full service real estate company dedicated to providing the highest standard of service and value to its clients, partners and investors. For 25 years, AmREIT has delivered on its vision to become the Irreplaceable Corners™ company through investments, acquisitions, value add developments and management of high quality retail and mixed-use properties. AmREIT is headquartered in Houston, Texas and has an office in Dallas, Texas. To learn more, please visit our website at www.amreit.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

CONTACT:
AmREIT
Chad C. Braun, 713-850-1400
cbraun@amreit.com